Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-145815, 333-169321, 333-179761, 333-190665, and 333-190666 of our reports dated February 28, 2017, relating to the consolidated financial statements and financial statement schedule of TriMas Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TriMas Corporation for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Detroit, Michigan
February 28, 2017